Exhibit 10.20

SEVERANCE AGREEMENT

THIS AGREEMENT is entered into as of December 1, 2007 by and between Charles R. Kenmore (the “Executive”) and ANDA NETWORKS, INC., a Delaware corporation (the “Company”).

1. Severance Benefits.

(a) Cash Severance. If the Company terminates the Executive for any reason other than Cause (as defined below) at any time or if the Executive experiences an Involuntary Termination (as defined below) within twelve (12) months following a Change in Control (as defined below), then the Company shall pay the Executive an amount equal to nine (9) months of his Base Pay, as defined below (the “Cash Severance”). The Executive will receive his Cash Severance in a cash lump sum payment, which will be made within ten (10) business days of the latest of the following dates:

(i) the date of Executive’s termination by the Company without Cause or Involuntary Termination;

(ii) the date of the Company’s receipt of the Executive’s executed General Release (as defined below); and

(iii) the expiration of any rescission period applicable to the Executive’s executed General Release, as described in the Executive’s General Release.

In no event will the Executive receive in cash as severance an amount that is greater than one times the Cash Severance. For example, if Base Pay is equal to $200,000, then the Cash Severance is equal to $150,000 (9/12*200,000).

(b) Vesting Acceleration. If the Company terminates the Executive for any reason other than Cause at any time, then the Executive will become vested in an additional number of shares of the Company’s Common Stock subject to all options that have been granted by the Company to the Executive, as if the Executive provided an additional nine (9) months of service following the effective date of such employment termination. This vesting acceleration is in addition to and does not supersede any vesting acceleration that may be provided to the Executive in a stock option agreement evidencing an option granted to the Executive, provided that in no event will the Executive become vested in a number of shares subject to an option granted by the Company that is greater than the total number of shares subject to such option. Any vesting acceleration contained in the Executive’s offer letter or employment agreement that has not been approved by the Company’s Board of Directors and evidenced by a stock option agreement is hereby superseded in its entirety by this Agreement.

(c) General Release. Any other provision of this Agreement notwithstanding, Subsections (a) and (b) above shall not apply unless the Executive (i) has executed a general release (in a form prescribed by the Company) of all known and unknown claims that he may then have against the Company or persons affiliated with the Company (the “General Release”); (ii) has returned all Company property in the Executive’s possession; and (iii) has resigned as a member of the Company’s Board of Directors and the board of directors of any of the Company’s subsidiaries, to the extent applicable.

(d) Mandatory Deferral of Payments. This Subsection (d) shall only apply if the Company determines that the Executive is a “specified employee” under Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder when his employment terminates. If this Subsection (d) applies, it shall supersede any contrary provision of this Agreement. To the extent that no exemption from Section 409A of the Code is available for the lump sum payment described under Section 1(a), such lump sum payment shall be made on the earliest practicable date that occurs more than six months after the Executive’s employment terminates.

2. Definitions.

(a) Definition of “Base Pay.” For all purposes under this Agreement, “Base Pay” shall mean the Executive’s base salary, bonuses and commissions (but does not include overtime compensation, shift premiums, compensation associated with stock options, reimbursements or expense allowances) earned during the twelve months preceding the Executive’s employment termination effective date.

(b) Definition of “Cause.” For all purposes under this Agreement, “Cause” shall mean the commission of any act of fraud, embezzlement or dishonesty by the Executive, any unauthorized use or disclosure by such person of confidential information or trade secrets of the Company (or any parent or subsidiary of the Company), or any other intentional misconduct by such person adversely affecting the business or affairs of the Company (or any parent or subsidiary of the Company) in a material manner. The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which the Company (or any parent or subsidiary of the Company) may consider as grounds for the dismissal or discharge of any person in the service of the Company (or any parent or subsidiary of the Company).

(c) Definition of “Change in Control.” For all purposes under this Agreement, “Change in Control” shall mean:

(i) The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization; or

(ii) The sale, transfer or other disposition of all or substantially all of the Company’s assets.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(d) Definition of “Involuntary Termination.” For all purposes under this Agreement, “Involuntary Termination” shall mean the termination of the service of the Executive which occurs by reason of:

(i) such Executive’s involuntary dismissal or discharge by the Company for reasons other than Cause, or

(ii) the Executive’s voluntary resignation following (A) a change in his position with the Company which materially reduces his level of responsibility, (B) a reduction in his base salary or bonus opportunity or (C) a relocation of such Executive’s place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected by the Company without the Executive’s consent.

3. Successors.

(a) Company’s Successors. The Company shall require any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets, by an agreement in substance and form satisfactory to the Executive, to assume this Agreement and to agree expressly to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets or which becomes bound by this Agreement by operation of law.

(b) Executive’s Successors. This Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

4. Miscellaneous Provisions.

(a) Other Severance Arrangements. This Agreement supersedes any and all cash severance arrangements under any prior agreements or understandings, including (without limitation) any employment agreement or offer letter, separation, severance or salary continuation arrangements and programs and plans which were previously offered by the Company to the Executive. In no event shall any individual receive cash severance benefits under both this Agreement and any employment agreement or offer letter or any other severance pay or salary continuation program, plan or other arrangement or agreement with the Company.

(b) Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid or deposited with Federal Express Corporation, with shipping charges prepaid. In the case of the Executive, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(c) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(d) Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.

(e) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(f) No Retention Rights. Nothing in this Agreement shall confer upon the Executive any right to continue in service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company or any subsidiary of the Company or of the Executive, which rights are hereby expressly reserved by each, to terminate his service at any time and for any reason, with or without Cause.

(g) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California (other than their choice-of-law provisions).

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

/s/ Charles R. Kenmore
Charles R. Kenmore

ANDA NETWORKS, INC.

/s/ George Bruno

By:	George Bruno

Title:	Chairman of Compensation Committee

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